TEXACO LOGO                   ECD LOGO


                       TEXACO AND ENERGY CONVERSION DEVICES, INC.
                          FORM HYDROGEN STORAGE JOINT VENTURE

            Company Will Further Develop and Advance the Commercialization
                   of the System to Store Hydrogen in Metal Hydrides

     TROY, Mich., Oct. 31, 2000 - Texaco Energy Systems Inc. (TESI) and Energy Conversion Devices, Inc. (ECD) -- NASDAQ:ENER - today announced the formation of Texaco Ovonic Hydrogen Systems L.L.C., a 50-50 joint venture to further develop and advance the commercialization of ECD's technology to store hydrogen in metal hydrides. This hydrogen storage system is unique when compared to other forms of hydrogen storage, which rely upon compression or liquid hydrogen technology.

    Under the terms of the joint venture agreement, ECD will provide proprietary technology, while TESI will provide additional technological support and funding during the product development and pre-production phase of the company's operations.

    Commenting on the announcement, William M. Wicker, Texaco Inc. Senior
Vice President, said, "The formation of Texaco Ovonic Hydrogen Systems further extends the strategic relationship Texaco and ECD established earlier this year. ECD's proprietary metal hydride hydrogen storage technology has the potential to overcome one of the key challenges to making fuel cells and other hydrogen-dependent energy sources practical, efficient and safe. We are confident that the formation of this joint venture will move us forward to achieving this important goal."

    In a joint statement, Stanford R. Ovshinsky, ECD President and CEO, and Robert C. Stempel, ECD Chairman, said, "At ECD, we have focused for many years on a seamless hydrogen system that can make the hydrogen economy a reality. This joint venture is an important contribution to the overall system."

    Troy-based ECD is a leading developer of advanced energy technologies, including hydrogen storage, advanced nickel metal hydride (NiMH) batteries, thin-film photovoltaics and fuel cells. ECD's metal hydride hydrogen storage technology is being developed for use in the full range of commercial applications, including onboard hydrogen storage that will facilitate the eventual development of fuel cell powered cars and enable vehicles using internal combustion engines to burn hydrogen directly, meeting the ultra low emission vehicle standards. In refueling stations, this


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technology has the potential to become the industry standard for bulk hydrogen storage, and could speed the commercialization of not only hydrogen powered vehicles, but also other small and large, portable and stationary, hydrogen-based power sources.

     ECD is also a leader in the synthesis of new materials and the development of advanced production technology and innovative products. It has pioneered and developed enabling technologies leading to new products and production processes based on amorphous, disordered and related materials, with an emphasis on alternative energy and advanced information technologies.

    TESI, a wholly owned subsidiary of Texaco Inc., is focused on commercialization efforts in fuel cells and other advanced energy technologies, including the development of viable fuel- processing technology for fuel cells. Earlier this year, Texaco acquired a 20-percent equity interest in ECD for $67.4 million. The two companies have since formed Texaco Ovonic Fuel Cell Company, L.L.C., a 50-50 joint venture to further develop and advance the commercialization of ECD's Ovonic Regenerative Fuel Cell(TM). On October 10, Texaco announced its intent to acquire General Motors' share of a joint venture with ECD that has developed an advanced battery technology for the automotive market. The new entity, to be renamed Texaco Ovonic, will be restructured to a 50-50 joint venture, and will continue to manufacture and commercialize high-efficiency, nickel metal hydride (NiMH) EV and HEV batteries, as well as expand its applications to a broad range of energy markets.

                                    -###-
Contacts:
Texaco Inc.                         Energy Conversion Devices, Inc.
-----------                         -------------------------------
Paul Weeditz                        Ghazaleh Koefod
713-752-6475                        248-280-1900

This press release contains a number of forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. In particular, statements made concerning Texaco's and ECD's expected performance and financial results in future periods are based upon Texaco's and ECD's current expectations and beliefs and are subject to a number of known and unknown risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. The following factors known to Texaco and ECD, among others, could cause Texaco's and ECD's actual results to differ materially from those described in the forward-looking statements: inaccurate scientific data; mechanical, chemical and technological failures; decreased demand for alternative fuels and other products; above or below-average product and technology demands; worldwide and industry economic conditions; higher costs, expenses and interest rates; the outcome of pending and future litigation and governmental proceedings; continued availability of financing; and strikes and other industrial disputes. In addition, you are encouraged to review Texaco's and ECD's latest reports filed with the SEC, including, but not limited to, Texaco's Annual Report on Form 10-K filed with the SEC on March 24, 2000, which describes a number of additional risks and uncertainties that could cause actual results to vary materially from those listed in the forward- looking statements made in this press release.

For Further Information: www.texaco/press.com & www.ovonic.com

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